Exhibit 99.3

Stock Order Form Instructions:

Stock Information Center	Hours of Operation:
660 Enfield Street	Monday - Friday 9:00 am – 4:00 p.m., Eastern time (except Thanksgiving Day)
Enfield, CT 06082
(860) -

All subscription orders are subject to the provisions of the Plan of Conversion and Reorganization.

Items 1 and 2 - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum purchase is $250 or 25 shares of common stock. The maximum individual purchase is $150,000 or 15,000 shares of common stock. The maximum purchase for any person and their associates, or persons acting in concert, is 1% of the common shares sold in the offering. For additional information on purchase limitations, see “The Conversion-Limitations on Purchases of Shares” in the prospectus.

Item 3 - Payment for shares may be made by check or money order payable to NEBS Bancshares, Inc. DO NOT MAIL CASH. Your funds will earn interest at our regular passbook rate until the stock offering is completed.

To pay by withdrawal from a savings account or certificate of deposit at Enfield Federal Savings and Loan Association, insert the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box at the bottom of the Stock Order and Certification Form. To withdraw from an account with checking privileges, please write a check. Enfield Federal Savings and Loan Association will waive any applicable penalties for early withdrawal from a certificate of deposit account(s). A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn, which means that you may not withdraw these funds. Payments will remain in the account(s) earning their respective rate of interest until the stock offering closes.

Item 4 - Please check this box if you are a director, officer or employee of Enfield Federal Savings and Loan Association, or an immediate family member residing in such person’s household.

Item 5 - Please check the appropriate box to tell us the earliest of the dates that applies to you, or if not applicable, if you are a current stockholder of New England Bancshares, Inc., member of the local community or the general public.

Item 6 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of NEBS Bancshares, Inc. common stock. Please complete this section as fully and accurately as possible, and be certain to supply your social security or tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of your stock, please consult your legal advisor or call the Stock Information Center at (860)     -             . Subscription rights are not transferable. If you are an eligible or supplemental eligible account holder, to protect your priority over other purchasers as described in the prospectus, you must take ownership in at least one of the account holder’s names.

Item 7 - Please review the preprinted qualifying account number(s) information. The account number(s) listed may not be all of your account numbers. You should list any other qualifying accounts that you may have or had with Enfield Federal Savings and Loan Association in the box located under the heading “Additional Qualifying Accounts.” These may appear on other Stock Order Forms you have received. For example, if you are ordering stock in just your name, you should list all of your deposit accounts as of the earliest date that you were a depositor. Similarly, if you are ordering stock jointly with another depositor, you should list all deposit accounts under which either of you are owners, i.e., individual accounts, joint accounts, etc. If you are ordering stock in your minor child’s or grandchild’s name under the Uniform Transfer to Minor’s Act and/or the Uniform Gift to Minors Act, the minor must have had a deposit account on one of the two dates and you should list only their account number(s). If you are ordering stock through a corporation, you need to list just that corporation’s deposit accounts, as your individual account(s) do not qualify. Failure to list all of your qualifying accounts may result in the loss of part or all of your subscription rights.

NOTE: The order form is to be received (not postmarked) at the NEBS Bancshares, Inc. Stock Information Center located at 660 Enfield Street, Enfield, Connecticut 06082 by December x, 2005 at 12:00 noon, Eastern time.

Please be sure to sign the Certification Form on the back of the Stock Order Form.

(See reverse side for Stock Ownership Guide)

Stock Ownership Guide:

Stock Information Center	Hours of Operation:
660 Enfield Street	Monday - Friday 9:00 am – 4:00 p.m., (except Thanksgiving Day)
Enfield, CT 06082
(860) -

Individual - The stock is to be registered in an individual’s name only. You may not list beneficiaries for this ownership.

Joint Tenants - Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Tenants in Common - Tenants in common may also identify two or more owners. When stock is to be held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Account - Individual retirement account (“IRA”) holders may make stock purchases from their deposits through a prearranged “trustee-to-trustee” transfer. Stock may only be held in a self-directed IRA. IRAs at Enfield FS&LA are not self-directed. Please contact your broker or self-directed IRA provider as quickly as possible to explore this option. Establishing a self-directed IRA and completing a “trustee-to-trustee” transfer can frequently require several days’ time.

Registration for IRAs:	On Name Line 1 - list the name of the broker or trust department followed by CUST or TRUSTEE.
On Name Line 2 - FBO (for benefit of) YOUR NAME IRA a/c#.
Address will be that of the broker/trust department to where the stock certificate will be sent.
The social security/tax I.D. number(s) will be either yours or your trustees, as they direct.
Please list your phone numbers.

Uniform Gift and Transfer To Minors Acts - For residents of Connecticut and many states, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Transfer to Minors Act. For residents in other states, stock may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual state. For either form of ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated.

Instructions: On the first name line, print the first name, middle initial and last name of the minor, with the abbreviation followed by the notation UTMA-CT or UGMA-Other State. Print the first name, middle initial and last name of the custodian on the second name line followed by abbreviation “CUST.” List only the minor’s social security number.

Partnership/Corporation - Corporations/partnerships may purchase stock. Please provide the corporation/partnership’s legal name and Tax I.D. number. To have depositor rights, the corporation/partnership must have an account in its legal name. Please contact the Stock Information Center to verify depositor rights and purchase limitations.

Trust - Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first name line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after “Under Agreement Dated,” fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

(See reverse side for Stock Order Form Instructions)